1576 Rand Avenue
Vancouver, BC V6P 3G2
Tel: (604) 266 9539

PRESS RELEASE

Garuda Capital Corp. announces helicopter-borne geophysical survey for new mining prospect:

VANCOUVER, BC Canada, July 17, 2006 – Garuda Capital Corp. (OTC BB: GRUA) today announced that its subsidiary, Garuda Ventures Canada Inc. (“Garuda Ventures”) has assumed an agreement entered into by Xemplar Energy Corp. (“Xemplar”) with Geotech Limited (“Geotech”), pursuant to which Geotech will carry out a helicopter-borne geophysical survey for 1518 line kilometres over its newly acquired mining prospect. Garuda Ventures acquired a 70 percent interest in Xemplar's 100 percent owned Corhill uranium-gold-platinum property located in the Northwest Territories (the “Corhill Property”).

Garuda Ventures has requested an airborne VTEM (versatile time-domain electromagnetic and magnetic) survey for the purposes of investigating the mineral potential over the property. The contract includes data processing and mapping, performed by experienced geophysicists, using the latest computer technology and state-of-the-art software. Field preliminary maps will be prepared progressively throughout the actual survey flying.

The Corhill Property is comprised of 18 mineral claims and covers 30,628 acres. The claims straddle the Northwest Territories/Nunavut border and are approximately 312 miles NNW of Yellowknife and 90 miles SW of Kugluktuk (formerly named Coppermine).

The property holds potential for Athabasca Basin-type unconformity uranium deposits and the genetically related Coronation Hill (Australia) type mineralization with associated gold and platinum group metals. The Corhill Property does not have any substantiated mineral deposits or proven reserves of minerals. Garuda Ventures intends to carry out preliminary exploration work to ascertain whether the claims warrant advanced exploration to determine whether they possess commercially exploitable deposits of uranium, gold or platinum group metals. The current survey is part of this process

The region was initially explored for radium due to the discovery of the radium mines at Port Radium. Subsequent exploration efforts focused on uranium potential and in the 1970's a number of uranium showings were identified, including two occurrences which are located on the property.

About Garuda Capital Corp.

Garuda Capital Corp. is a Vancouver-based management company with the objective to develop businesses by providing missing key ingredients such as management expertise, strategic planning, fund raising capabilities, and an extensive network of international contacts.

The corporation has several wholly owned subsidiaries: Hagensborg Foods Ltd., Natural Program Inc., Garuda Gold Corporation, Garuda Minerals Inc., and Garuda Ventures Canada Inc. Garuda Gold and Garuda Minerals are currently seeking mineral exploration opportunities. The company has announced that it intends to divest itself of businesses that are not in the natural resource sector.

Forward-looking (safe harbour) statement:
Statements in this press release that relate to future results, strategies and events are based on the company’s current expectations. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements. These statements involve risk and uncertainties that could cause actual results to differ materially include, but are not limited to, those detailed in Garuda’s filings with the U.S. Securities and Exchange Commission. Garuda assumes no obligation to update the information in this press release.

For more information please contact:
Garuda Capital Corp., Investor Relations
Cassandra Anderton
Email: canderton@garudacapital.com
Phone 604 266 9539